Exhibit 99.1

Adial Pharmaceuticals Provides Update on Regulatory Strategy for AD04 for Treatment of
Alcohol Use Disorder

Company to pursue path toward U.S. and European approvals; Type C meeting with FDA confirmed for Q2 2023; plans in place to meet with multiple European regulatory authorities

Adial in discussions with potential pharma partners

Conference call to be held at 8:15 a.m. EST tomorrow

Charlottesville, VA, March 6, 2023 – Adial Pharmaceuticals, Inc. (NASDAQ: ADIL; ADILW) (“Adial” or the “Company”) a clinical-stage biopharmaceutical company focused on developing therapies for the treatment and prevention of addiction and related disorders, today provided an update on its regulatory strategy for AD04, the Company’s lead compound for the treatment of Alcohol Use Disorder (AUD).

Key highlights:

●	Additional analysis of ONWARD™ data identified specific genotypes that outperformed others

●	Type C meeting with FDA confirmed for Q2 2023 to discuss clinical program in U.S.

●	Meetings scheduled or planned with five European country-level regulatory authorities

●	Advancing discussions with potential U.S. and European partners

●	Market research commissioned by Adial subsequent to completion of the ONWARD trial suggests unit pricing for AD04 could be more than double the previous assumptions

Adial’s lead compound, AD04, is a genetically targeted therapeutic agent for the treatment of Alcohol Use Disorder (AUD) and was recently investigated in a Phase 3 clinical trial for the potential treatment of AUD in subjects with certain target genotypes, which were identified using the Company’s companion diagnostic genetic test. ONWARD results showed that AD04 achieved a statistically significant reduction of heavy drinking days in a subgroup of patients - the “heavy drinkers.” The “heavy drinker” population, defined as patients who drank fewer than 10 drinks per drinking day prior to enrollment, accounted for approximately two-thirds of the trial population.

Based on the ONWARD trial results, and after discussions with its regulatory advisors and key opinion leaders (KOLs), Adial believes there is a clear, cost-effective path toward FDA approval that it plans to aggressively pursue. This decision was based on a detailed analysis of both the prior Phase 2 clinical trial and the recently completed ONWARD Phase 3 clinical trial. These results were reviewed with regulatory and statistical experts to confirm their validity. Additionally, after these results were analyzed and confirmed, Adial engaged commercial experts to confirm the value of this data as tested through market research with physicians and payers.

This detailed analysis of the Phase 2 and Phase 3 data identified two specific genotypes that Adial believes can meet the FDA’s prespecified, confirmed and recommended primary endpoint, which is to measure the proportion of patients who attain and sustain zero heavy drinking days in a pre-specified efficacy observation period, which was months five and six of the six-month study period in ONWARD. The prevalence of patients with these genotypes, which performed best during the trials, is estimated to exist in about 20% of the AUD population.

Based on the information collected and analyses to date, Adial has submitted a Type C meeting request to the FDA and was granted a meeting, which will be held in Q2 of 2023. The Type C meeting is expected to provide Adial with confirmation of a clear clinical development plan. As previously anticipated, it is possible an additional Phase 3 trial will be required. Adial currently intends to engage a U.S. partner to assist with funding the required clinical trial and, assuming a successful outcome with FDA, to advance commercialization efforts. Adial is exploring partnerships with companies that have an established commercial presence and existing relationships with psychiatrists and addiction specialists. With an experienced partner, Adial believes it can rapidly penetrate the U.S. market given the expectation of AD04 being widely accessible, reasonably priced, and reimbursable.

Furthermore, Adial is progressing discussions with five European country-level regulatory authorities: France, Sweden, Finland, the United Kingdom, and Germany. Meeting dates with Sweden and Germany are scheduled for March and April of 2023, respectively, and the schedule for the remaining countries are pending confirmation. The expected outcome from these meetings would be to gain a clear understanding from these regulatory authorities regarding the most expeditious path to approval in Europe. This would include whether any additional trials would be required. Additionally, Adial is in ongoing discussions with potential commercial partners in Europe, which it believes have the capability to accelerate AD04’s path to market and maximize impact in Europe.

Cary Claiborne, President and Chief Executive Officer of Adial, commented, “We have finalized and are actively pursuing a regulatory strategy that we believe will bring AD04 to the commercial stage within important global markets in the shortest timeframe possible—initially focusing on the U.S. and Europe. Importantly, as a result of further analysis, we identified specific genotypes that have responded very well to AD04, and by combining these genotypes with the heavy drinker sub-group, we have a high level of confidence that we will be able to meet the FDA’s prespecified responder analysis primary endpoint to obtain FDA approval. We have always anticipated the need for an additional Phase 3 trial to meet the required FDA primary endpoint. Engaging a partner with the appropriate resources and market reach is expected to allow us to advance the clinical program and bring AD04 to the large U.S. market in the most cost-effective and time-sensitive way possible. It is also important to note that market research commissioned by Adial subsequent to the completion of the ONWARD trial suggests that unit pricing for AD04 could be more than double our previous assumptions. As a result, even after factoring in the current target genotypes, the market opportunity could be significantly larger than our earlier expectations.”

Mr. Claiborne continued, “At the same time, we are aggressively pursuing regulatory approval in Europe and are in active discussions with potential strategic partners. Overall, we believe we have a well-vetted strategy with a high likelihood of success, designed to maximize value for shareholders, while providing new hope for the millions of people suffering from AUD.”

AUD is a potentially multi-billion-dollar market with limited competition and a significant unmet need. Failure to help people with AUD is a major health, social and financial problem. AUD is also the leading cause of death for people ages 15-49, it contributes to over 200 different diseases, and more than 10% of children live with a person with an alcohol problem. Additionally, AUD costs the U.S. economy approximately $250 billion every year.

Conference Call

The Company will host a conference call at 8:15 a.m. Eastern Time tomorrow, March 7, 2023, to provide an update on its regulatory and partnering strategy for the United States and Europe. The company will also present and discuss the findings from its subgroup analysis of ONWARD data.

A live audio webcast of the conference call and accompanying slide presentation may be accessed at https://www.webcaster4.com/Webcast/Page/2463/47766, or on the investor relations section of the company’s website at https://www.adial.com/news-events/. The conference call will also be available via telephone by dialing toll-free +1 888-506-0062 for U.S. callers or +1 973-528-0011 for international callers and entering access code 737117. Participants that dial into the call may obtain the accompanying slides on the investor relations section of the Company’s website at https://www.adial.com/news-events/.

A webcast replay will be available on the investor relations section of the company’s website at https://www.adial.com/news-events/ through March 7, 2024. A telephone replay of the call will be available approximately one hour following the call, through March 21, 2023, and can be accessed by dialing 877-481-4010 for U.S. callers or +1 919-882-2331 for international callers and entering access code 47766.

About Adial Pharmaceuticals, Inc.

Adial Pharmaceuticals is a clinical-stage biopharmaceutical company focused on the development of treatments for addictions. The Company’s lead investigational new drug product, AD04, is a genetically targeted, serotonin-3 receptor antagonist, therapeutic agent for the treatment of Alcohol Use Disorder (AUD) in heavy drinking patients and was recently investigated in the Company’s ONWARD™ pivotal Phase 3 clinical trial for the potential treatment of AUD in subjects with certain target genotypes (estimated to be approximately one-third of the AUD population) identified using the Company’s companion diagnostic genetic test. ONWARD showed promising results in reducing heavy drinking in heavy drinking patients, and no overt safety or tolerability concerns. AD04 is also believed to have the potential to treat other addictive disorders such as Opioid Use Disorder, gambling, and obesity. The Company is also developing adenosine analogs for the treatment of pain and other disorders. Additional information is available at www.adial.com.

Forward Looking Statements

This communication contains certain “forward-looking statements” within the meaning of the U.S. federal securities laws. Such statements are based upon various facts and derived utilizing numerous important assumptions and are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing. The forward-looking statements include statements regarding the Company’s regulatory strategy for AD04, the Company’s plans to meet with multiple European regulatory authorities, there being a clear, cost-effective path toward FDA approval that the Company plans to aggressively pursue, there being two specific genotypes that can meet the FDA’s prespecified, confirmed and recommended primary endpoint, the prevalence of patients with the two genotypes existing in about 20% of the AUD population, the Type C meeting with the FDA providing Adial with confirmation of a clear clinical development plan, engaging a U.S. partner to assist with funding in the event an additional Phase 3 trial will be required, advancing commercialization efforts, exploring partnerships with companies that have an established commercial presence and existing relationships with psychiatrists and addiction specialists, the Company being able to rapidly penetrate the U.S. market with an experienced partner, AD04 being widely accessible, reasonably priced, and reimbursable, gaining a clear understanding from the regulatory authorities in France, Sweden, Finland, the United Kingdom, and Germany regarding the most expeditious path to approval in Europe, continuing discussions with potential commercial partners in Europe, accelerating AD04’s path to market and maximizing its impact, engaging a partner with the appropriate resources and market reach allowing the Company to advance the clinical program and bring AD04 to the large U.S. market in the most cost-effective and time-sensitive way possible, the unit pricing for AD04 being more than double the Company’s previous assumptions, the market opportunity for AD04 being significantly larger than the Company’s earlier expectations, having a well-vetted strategy with a high likelihood of success, maximizing value for shareholders while providing new hope for the millions of people suffering from AUD and the potential of AD04 to treat other addictive disorders such as opioid use disorder, gambling, and obesity. Any forward-looking statements included herein reflect our current views, and they involve certain risks and uncertainties, including, among others, our ability to implement our regulatory strategy for AD04 with the regulatory authorities in the U.S. and Europe and accelerate its path to market, our ability to engage a U.S. partner to help us to fund clinical development and advance AD04 commercialization efforts, our ability to partner with companies that have an established commercial presence and existing relationships with psychiatrists and addiction specialists, our ability to penetrate the U.S. market with an experienced partner, our ability to engage potential commercial partners in Europe, our ability to complete clinical trials on time and achieve desired results and benefits as expected, our ability to obtain regulatory approvals for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to our ability to promote or commercialize our product candidates for specific indications, acceptance of our product candidates in the marketplace and the successful development, marketing or sale of our products, our ability to maintain our license agreements, the continued maintenance and growth of our patent estate, our ability to establish and maintain collaborations, our ability to obtain or maintain the capital or grants necessary to fund our research and development activities, and our ability to retain our key employees or maintain our Nasdaq listing. These risks should not be construed as exhaustive and should be read together with the other cautionary statement included in our Annual Report on Form 10-K for the year ended December 31, 2021, subsequent Quarterly Reports on Form 10-Q and current reports on Form 8-K filed with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it was initially made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

Contact:

Crescendo Communications, LLC
David Waldman / Natalya Rudman
Tel: 212-671-1021
Email: adil@crescendo-ir.com

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